Exhibit 5.2

[LETTERHEAD OF BRADLEY ARANT BOULT CUMMINGS, LLP]

March 16, 2017

Community Health Systems, Inc.

CHS/Community Health Systems, Inc.

4000 Meridian Boulevard

Franklin, Tennessee 37067

Re:	Offering of 6.250% Senior Secured Notes due 2023 of CHS/Community Health Systems, Inc.

Ladies and Gentlemen:

We have acted as special Alabama, Mississippi, and North Carolina counsel to the entities listed on Schedule I (collectively, the “AL/MS/NC Subsidiary Guarantors”), in connection with the AL/MS/NC Subsidiary Guarantors’ proposed guarantee of $2,200,000,000 aggregate principal amount of 6.250% Senior Secured Notes due 2023 (collectively, the “Notes”) to be issued by CHS/Community Health Systems, Inc., a Delaware corporation (the “Company”). The Notes are being issued under an Indenture, dated March 16, 2017 (the “Base Indenture”), by and between the Company and Regions Bank, an Alabama banking corporation, as trustee (the “Trustee”), as supplemented and amended by a First Supplemental Indenture dated March 16, 2017 (the “Supplemental Indenture” and, together with the Base Indenture, the “Indenture”), by and among the Company, Community Health Systems, Inc. (“Parent”), the other guarantors party thereto and the Trustee. The Notes are being guaranteed by the AL/MS/NC Subsidiary Guarantors pursuant to the guarantee included in the Indenture (the “Guarantee”).

This opinion letter is being provided to you at the request of the AL/MS/NC Subsidiary Guarantors in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act of 1933, as amended (the “Act”).

In rendering the opinions set forth herein, we have examined and relied on originals or copies (certified or otherwise identified to our satisfaction) of the Indenture and the records and documents of the AL/MS/NC Subsidiary Guarantors (as certified by the AL/MS/NC Subsidiary Guarantors to be true and correct) and the certificates of public officials listed on Schedule II attached hereto (the “Entity Documents”). We have reviewed no other documents in connection with the preparation or issuance of this opinion.

In rendering the opinions set forth below, we have relied with respect to factual matters, upon the representations, warranties and other information in the Indenture and the Entity Documents. Further, in rendering the opinions set forth below, we have, with your consent, relied only upon examination of the documents described above and have made no independent verification or investigation of the factual matters set forth herein. We did not participate in the negotiation or preparation of the Indenture and have not advised the Company, Parent or the AL/MS/NC Subsidiary Guarantors with respect to such documents or transactions contemplated thereby.

In our examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, facsimile, conformed or photostatic copies and the authenticity of the originals of such copies. As to all questions of fact material to this opinion letter that have not been independently established, we have relied upon certificates or comparable documents of officers and representatives of the Company, Parent and the AL/MS/NC Subsidiary Guarantors and have assumed that such matters remain true and correct through the date hereof.

March 16, 2017

Based on the foregoing, and subject to the assumptions, exceptions, limitations and qualifications set forth herein, we are of the opinion that:

1. Based solely on the respective Certificates of Existence (defined and described on Schedule II attached hereto) for such entities, each AL/MS/NC Subsidiary Guarantor is a corporation or limited liability company, as applicable, validly existing and in good standing under the laws of the State of Alabama, Mississippi, or North Carolina, as applicable. For purposes of our opinion above, “good standing” in Alabama means that the Alabama Department of Revenue determined that such entity qualified for the issuance of the Certificate of Compliance described on Schedule II as of the date of such certificate.

2. Each of the AL/MS/NC Subsidiary Guarantors has the requisite corporate or limited liability company, as applicable, power and authority to execute, deliver, and perform its respective obligations under the Indenture.

3. The execution and delivery by each AL/MS/NC Subsidiary Guarantor of the Indenture and the performance by each AL/MS/NC Subsidiary Guarantor of its obligations thereunder have been duly authorized by all requisite corporate or limited liability company, as applicable, action on the part of each such AL/MS/NC Subsidiary Guarantor.

4. The Indenture has been duly executed and delivered by each AL/MS/NC Subsidiary Guarantor.

Unless explicitly addressed herein, this opinion does not address any of the following legal issues, and we specifically express no opinion with respect thereto:

(a) State securities laws and regulations (including all “Blue Sky” or legal investment laws), and state laws and regulations relating to commodity (and other) futures and indices and other similar instruments.

(b) State pension and employee benefit laws and regulations.

(c) State antitrust and unfair competition laws and regulations.

(d) Compliance with state fiduciary duty requirements or the consequences of any breach thereof.

(e) State environmental laws and regulations.

(f) State land use, zoning, building, construction, and subdivision laws and regulations.

(g) Any laws, rules, or regulations of any county, municipality, or similar political subdivision of any state or the agencies or instrumentalities thereof.

(h) State tax laws and regulations.

(i) State patent, copyright, trademark, and other state intellectual property laws and regulations.

(j) State racketeering laws and regulations.

(k) State health and safety laws and regulations.

(l) State labor laws and regulations.

(m) State laws, regulations and policies concerning (i) national and local emergency and terrorism, (ii) possible judicial deference to acts of sovereign states, (iii) corrupt practices, and (iv) criminal and civil forfeiture laws.

(n) State insurance laws and regulations.

March 16, 2017

(o) Other state statutes of general application to the extent they provide for criminal prosecution (e.g., mail fraud and wire fraud statutes).

(p) State banking and financial institution and financial services laws.

(q) State laws and regulations regarding usury, interest rates, loan fees, and other loan, lender, or transaction charges or fees.

(r) Any state anti-kickback or anti-referral laws, and regulations promulgated thereunder.

(s) Laws or regulations relating to swaps and other interest rate hedging arrangements or guarantees of obligations arising thereunder.

Further, the opinions set forth above are subject to the following qualifications and limitations:

(a) We express no opinion regarding (i) the effect of bankruptcy, insolvency, fraudulent conveyance, fraudulent transfer and other similar laws relating to or affecting the rights of creditors generally, and (ii) restrictions relating to capital adequacy that may be applicable to the AL/MS/NC Subsidiary Guarantors to the extent the transactions contemplated by the Indenture or Guarantee may be deemed a dividend or distribution.

(b) Under Alabama, Mississippi, and North Carolina corporate and limited liability company law, our opinions as to the authority of each AL/MS/NC Subsidiary Guarantor to enter into the Indenture and the transactions described in the Indenture are subject to the assumptions that (i) no AL/MS/NC Subsidiary Guarantor is insolvent or is or will be rendered insolvent by the execution of any document contemplated by the Indenture or the entering into the transactions described by the Indenture, because certain aspects of the transactions may be regarded as distributions under applicable corporate and limited liability company laws and distributions may not be made by corporations or limited liability companies that are insolvent or are rendered insolvent thereby, and (ii) the transactions are “fair” to each AL/MS/NC Subsidiary Guarantor within the meaning of applicable corporate and limited liability company laws, which may render voidable certain transactions among entities with interlocking directors, managers, shareholders, members, or officers that are otherwise “interested” in the transaction unless the transaction is (y) approved by certain parties that are not available in connection with the transactions or (z) fair to the corporation or limited liability company.

(c) We note that the Indenture is governed by the laws of the State of New York. We express no opinion regarding the enforceability of any provisions of the Indenture, the Guarantee, or any other document contemplated by the Indenture or the sufficiency of such documents to create or perfect a security interest or enforceable liens on any property or collateral described therein. Further, we have assumed that the Indenture or any other document contemplated by the Indenture, and each provision thereof, are and will be legal, valid and binding obligations of all parties thereto, enforceable in accordance with their terms, under all applicable laws.

We are admitted to practice law in the States of Alabama, Mississippi, and North Carolina. The opinions expressed herein are limited in all respects to the law in the States of Alabama, Mississippi, and North Carolina as in effect on the date hereof. We express no opinion as to the laws of any other jurisdiction, including federal law.

This opinion is limited to the matters expressly set forth above, and no opinion is implied or may be inferred beyond the matters expressly so stated. The opinions expressed herein are given as of the date hereof, and we assume no obligation to advise you of any future changes in the facts or law relating to the matters covered by this opinion.

We hereby consent to the filing of this opinion letter as an exhibit to Parent’s Current Report on Form 8-K relating to the Notes and the Guarantee and to the reference to our firm under the heading “Legal Matters” included in or made part of the registration statement on Form S-3 (No. 333-203918) filed with the Securities and Exchange Commission (the “Commission”) on May 6, 2015, as amended by the post-effective amendment No. 1 filed with the Commission on March 3, 2017. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/S/ BRADLEY ARANT BOULT CUMMINGS, LLP

Schedule I

AL/MS/NC Subsidiary Guarantors

1. Anniston HMA, LLC, an Alabama limited liability company

2. Foley Hospital Corporation, an Alabama corporation

3. QHG of Enterprise, Inc., an Alabama corporation

4. Amory HMA, LLC, a Mississippi limited liability company

5. Biloxi H.M.A., LLC, a Mississippi limited liability company

6. Brandon HMA, LLC, a Mississippi limited liability company

7. Clarksdale HMA, LLC, a Mississippi limited liability company

8. Jackson HMA, LLC, a Mississippi limited liability company

9. Madison HMA, LLC, a Mississippi limited liability company

10. QHG of Forrest County, Inc., a Mississippi corporation

11. QHG of Hattiesburg, Inc., a Mississippi corporation

12. River Oaks Hospital, LLC, a Mississippi limited liability company

13. River Region Medical Corporation, a Mississippi corporation

14. ROH, LLC, a Mississippi limited liability company

15. Statesville HMA, LLC, a North Carolina limited liability company

Schedule II

Entity Documents

1. The certificate with respect to various factual matters signed by at least one officer of each of the AL/MS/NC Subsidiary Guarantors and dated the date of this opinion (the “Officers’ Certificate”).

2. Certificates of Existence for the following entities issued by the Alabama Secretary of State on the respective dates listed below (the “Alabama Certificates of Existence”):

Anniston HMA, LLC	February 16, 2017
Foley Hospital Corporation	February 16, 2017
QHG of Enterprise, Inc.	February 16, 2017

3. Certificates of Compliance for the following entities issued by the Alabama Department of Revenue on the respective dates listed below (the “Alabama Certificates of Good Standing”):

Anniston HMA, LLC	February 16, 2017
Foley Hospital Corporation	February 16, 2017
QHG of Enterprise, Inc.	February 16, 2017

4. Certificates of Good Standing for the following entities issued by the Mississippi Secretary of State on the respective dates listed below (the “Mississippi Certificates of Good Standing”):

Amory HMA, LLC	February 16, 2017
Biloxi H.M.A., LLC	February 16, 2017
Brandon HMA, LLC	February 16, 2017
Clarksdale HMA, LLC	February 16, 2017
Jackson HMA, LLC	February 16, 2017
Madison HMA, LLC	February 16, 2017
QHG of Forrest County, Inc.	February 16, 2017
QHG of Hattiesburg, Inc.	February 16, 2017
River Oaks Hospital, LLC	February 16, 2017
River Region Medical Corporation	February 16, 2017
ROH, LLC	February 16, 2017

5. Certificates of Existence for Statesville HMA, LLC issued by the North Carolina Secretary of State on February 16, 2017 (the “North Carolina Certificate of Existence,” and together with the Alabama Certificates of Existence, the Alabama Certificates of Good Standing, and the Mississippi Certificates of Good Standing, the “Certificates of Existence”):

6. Articles of Incorporation, Articles of Organization, and applicable amendment documents for each of the AL/MS/NC Subsidiary Guarantors, as certified by an officer of each of the AL/MS/NC Subsidiary Guarantors as in effect on the date hereof.

7. Bylaws, operating agreements, and applicable amendment documents for each of the AL/MS/NC Subsidiary Guarantors, as certified by an officer of each of the AL/MS/NC Subsidiary Guarantors as in effect on the date hereof.

8. Resolutions for each of the AL/MS/NC Subsidiary Guarantors adopted by the applicable governing body of each of the AL/MS/NC Subsidiary Guarantors, as certified by an officer of each of the AL/MS/NC Subsidiary Guarantors as in effect on the date hereof.